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                                                                   EXHIBIT 10.19

                               ROYALTY AGREEMENT


     THIS ROYALTY AGREEMENT (this "Agreement") is made and entered into as of March 27, 1998 by and between SODEXHO ALLIANCE, S.A. ("Sodexho") and MARRIOTT INTERNATIONAL, INC. (to be renamed "Sodexho Marriott Services, Inc."), a Delaware corporation ("SMS").

                                   RECITALS

     WHEREAS, Sodexho and SMS have entered into an Assistance Agreement dated as of the date hereof, pursuant to which Sodexho will provide financial, technical, administrative and management services to SMS;

     WHEREAS, Sodexho is the exclusive owner of the Tradename (as defined below);

     WHEREAS, Sodexho has developed and is continuing to develop substantial goodwill, reputation and public recognition associated with and identified by the Tradename which has substantial value; and

     WHEREAS, SMS recognizes the benefit to the long-term development of its business to be derived from being identified with the Tradename and being able to utilize the Tradename which Sodexho shall make available pursuant to the terms of this Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:

       1. Definitions; Interpretations. (a) Capitalized terms used but not defined herein have the meanings set forth in the Distribution Agreement. In addition, the following terms have the meanings set forth below:

     "Agreement" means this Royalty Agreement, together with all appendices hereto, as the same may be amended from time to time in accordance with the terms hereof.

     "Dispute" has the meaning set forth in Section 8(b).

     "Distribution Agreement" means the Distribution Agreement dated as of September 30, 1997 between SMS and Spinco, as amended.

     "Expenses" has the meaning set forth in Section 8(b).

     "ICC" means International Catering Corporation, a Delaware corporation and a wholly-owned subsidiary of SMS.

     "Independent Directors" means each director of SMS who is not (i) a person designated by Sodexho for nomination to the Board of Directors of SMS pursuant to the Stockholder
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Agreement dated as of the date hereof between Sodexho and SMS, (ii) an employee or officer of Sodexho, SMS or Spinco or their respective affiliates, or (iii) William J. Shaw or John W. Marriott III, or any successor director designated by either of them or by any such successor.

     "Initial Period" has the meaning set forth in Section 4(a).

     "License" means the license granted pursuant to Section 2 of this Agreement.

     "MMS" means Marriott Management Services Corp., a New York corporation.

     "MMS Canada" means Marriott Corporation of Canada, Ltd., a Canadian corporation.

     "New York Court" has the meaning set forth in Section 21.

     "Royalty Fee" has the meaning set forth in Section 4.

     "SMS" has the meaning set forth in the preamble of this Agreement.

     "SMS Business" means (i) the business of providing food and facilities management services and operations, including with respect to food (including catering), beverages, housekeeping, laundry, vending, plant and equipment operation and maintenance, grounds care, convenience stores, and gift or merchandise shops, located in hospitals, nursing homes and other health care facilities; schools, colleges, universities, academies and other educational facilities; corporate headquarters and office buildings; manufacturing or industrial facilities; municipal, state or federal government offices and courthouses; airports and related facilities; stadiums and arenas; national or state parks; ski resorts or other seasonal resorts; zoos and aquariums; concert or other entertainment facilities; and tourist attractions; (ii) to the extent not included in the preceding clause (i), such other business activities conducted as of the Distribution Date by MMS, MMS Canada, ICC, Sodexho Canada and their respective subsidiaries; and (iii) to the extent not included in the preceding clauses (i) or (ii), such other business activities as are approved in writing by Sodexho.

     "Sodexho" has the meaning set forth in the preamble of this Agreement.

     "Sodexho Canada" means Sodexho Financiere du Canada, Inc., a Canadian corporation.

     "Spinco" means New Marriott MI, Inc. (to be renamed Marriott International, Inc.), a Delaware corporation.

     "Subsidiary" means any corporation or other entity of which more than fifty percent (50%) of the capital stock or other equity interest is owned, directly or indirectly, by SMS.

     "Territory" means the United States and Canada and their respective territories.

     "Trademark and Trade Name License Agreement" means the Trademark and Tradename License Agreement dated as of the date hereof among SMS, Spinco and Marriott Worldwide Corporation.

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     "Tradename" means the trade name "SODEXHO" and, subject to Section 2(d), a logo associated therewith, including, but not limited to, all trademarks, service marks, commercial symbols, insignias, and designs pertaining thereto, and including the marks designated on Appendix A attached hereto and incorporated herein, now owned by Sodexho, as the same may be amended, modified, revised or improved hereafter, which will be associated and identified with the business of SMS.

     (b) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. For all purposes of this Agreement, except as otherwise expressly provided, (i) the enumeration of one or more items following the term "including" shall not be interpreted as excluding any items not so enumerated, (ii) defined terms shall include the plural as well as the singular,
(iii) all references to "Articles," "Sections" or other subdivisions are to designated Articles, Sections and other subdivisions of the body of this Agreement, (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and (v) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

       2. License of Tradename.   (a)  For good and valuable consideration,
including SMS's agreement to pay the Royalty Fee, Sodexho hereby grants to SMS a non-exclusive license to use the Tradename in the Territory in connection with the SMS Business, subject to the terms and conditions contained in this Agreement.

     (b) Without limiting Section 2(a), SMS shall be permitted to use the Tradename with the "Marriott" mark as contemplated by the Trademark and Trade Name License Agreement.

     (c) SMS may use the Tradename in promotional materials and advertising, provided that (x) such use clearly identifies the services offered as relating solely to the SMS Business, and (y) at Sodexho's request, not more often than once per SMS's fiscal quarter, and at any other time upon Sodexho's reasonable request based upon a reasonable belief that a violation of this Agreement by SMS may have occurred or be imminent, representatives familiar with SMS's promotional materials and advertising shall meet with representatives of Sodexho at Sodexho's headquarters to provide samples of all such promotional materials and advertising used or proposed to be used, the intended use or uses thereof, and other information reasonably required by Sodexho to enable Sodexho to confirm that such materials and uses are in conformity with this Agreement.

     (d) SMS may use the Tradename in a logo developed specifically for use by SMS, which logo must be approved by Sodexho (such approval not to be unreasonably withheld).

       3. Sublicenses. Except as set forth in this Section 3, SMS shall not be permitted to sublicense the Tradename. SMS shall have the right to sublicense the Tradename (i) to its Subsidiaries, and (ii) with the prior written consent of Sodexho (which shall not be unreasonably withheld), to joint ventures or similar entities in which SMS has a 50% or lesser interest; provided that each such sublicense shall comply with the terms and conditions of this

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Agreement, and Sodexho shall be permitted to enforce its rights under this
Agreement directly against any such sublicensee.

       4. Royalty Fee. During the term hereof, SMS hereby agrees to pay to Sodexho a license fee (the "Royalty Fee") as follows:

     (a) For the period from the date hereof until March 27, 2001 (the "Initial Period"), the Royalty Fee shall equal 0.05% of the gross sales of SMS and its consolidated subsidiaries, determined in accordance with generally accepted accounting principles in the United States.

     (b) Beginning 120 days prior to the end of the Initial Period, Sodexho and SMS shall negotiate in good faith to determine the amount and payment mechanics of the Royalty Fee payable for periods commencing after the Initial Period, based on the fair market value of the use of the Tradename hereunder. Any such subsequent Royalty Fee shall require the approval of the Independent Directors.

     (c) During the Initial Period, the Royalty Fee shall be payable as follows:

                  (i) On the Distribution Date, SMS shall pay to Sodexho an amount equal to 0.05% of (x) SMS's projected gross sales for the then-current fiscal quarter of SMS multiplied by (y) a fraction the numerator of which is the number of days remaining in such fiscal quarter and the denominator of which is the total number of days in such fiscal quarter.

                  (ii) On the first day of each fiscal quarter of SMS thereafter, SMS shall pay to Sodexho an amount equal to 0.05% of SMS's projected gross sales for such fiscal quarter.

                  (iii) Within 45 days following the end of each fiscal quarter, SMS shall deliver to Sodexho its consolidated income statement for such fiscal quarter and a calculation of the Royalty Fee payable for such fiscal quarter based on the gross sales set forth therein. If the Royalty Fee exceeds the quarterly advance previously paid with respect to such fiscal quarter, then SMS will promptly pay to Sodexho the amount of such excess, and if the quarterly advance previously paid with respect to such fiscal quarter exceeds the Royalty Fee, then Sodexho will promptly pay to SMS the amount of such excess.

     (d) If this Agreement is terminated, the Royalty Fee shall be prorated for any partial quarter (based on the number of days elapsed) during which this Agreement is in effect, and Sodexho will promptly return to SMS the balance of the Royalty Fee for such quarter.

       5. Sodexho's Ownership of the Tradename.  (a)   SMS acknowledges that
Sodexho is the exclusive owner of the Tradename in the United States, Canada and certain other territories outside the United States. SMS agrees that, except for the limited licensed right to use the Tradename as provided in this Agreement, SMS has no right, title or interest in or to the

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Tradename. SMS agrees that all uses of the Tradename by SMS and the goodwill associated with such uses shall inure solely to the benefit of Sodexho, and upon termination of its rights to use the Tradename as provided in this Agreement, all right and interest of SMS in and to the Tradename shall revert fully to Sodexho.

     (b) SMS agrees to cooperate fully with Sodexho in recording appropriate assignment and other documents evidencing Sodexho's ownership of the Tradename. SMS agrees to take no action inconsistent with Sodexho's ownership of and interest in the Tradename. Sodexho agrees to cooperate fully with SMS in recording appropriate documents evidencing the License to SMS.

     (c) SMS shall not (i) attack or challenge in any manner whatsoever the validity of the Tradename, Sodexho's ownership thereof or any of the terms of this Agreement, or (ii) assist any third party in doing any of the same. SMS hereby waives any right to contest the validity of the Tradename.

       6. Limitations on Use of the Tradename. The License to use the Tradename described in Section 2 of this Agreement is expressly subject to the following conditions:

     (a) All displays of the Tradename by SMS shall bear such copyright, trademark, service mark and other notices as Sodexho shall reasonably require, and SMS shall adhere to any other reasonable and customary posting requirements developed by Sodexho with respect to the Tradename.

     (b) SMS shall not use the Tradename or any confusingly similar name, mark, term or design, except as expressly authorized in this Agreement or consented to by Sodexho in writing, and SMS shall not attempt to register or aid any third party in using or attempting to register any such name, mark, term or design in any jurisdiction or locale.

     (c) SMS shall not use the Tradename in any manner that is inconsistent with the fact that it is using the Tradename as a licensee of Sodexho.

     (d) SMS shall not use the Tradename in any manner that may tend to: (i) disparage the image or reputation of the Tradename, and/or (ii) dilute the distinctiveness of the Tradename.

Any breach of the foregoing provisions may be remedied by the remedies set forth in Section 14 of this Agreement as applicable.

     7.   Quality Control.  (a)   Sodexho is familiar with the general quality
of the goods and services now provided by SMS (through MMS, MMS Canada, ICC, Sodexho Canada, and their respective subsidiaries) in the SMS Business and finds, at the present time, the quality of such goods and services to be acceptable. All goods and services to be provided by SMS under the Tradename shall be provided in accordance with the quality standards of SMS now in place and such other quality standards that Sodexho may reasonably impose from time to time; provided that such other quality standards shall not be higher than the standard then prevailing in the industry for similar services and products in similar markets, unless a higher standard is required by law.

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     (b)  Sodexho shall have the right, at reasonable times and with prior notice, to inspect any facility operated by SMS, and any goods provided by SMS, at any time for the purpose of determining whether they have met or are meeting the quality standards required under this Agreement. SMS shall promptly produce and deliver (at its own expense) to Sodexho such examples of the use of the Tradename by SMS as Sodexho shall reasonably request.

Any breach of the foregoing provisions discovered by inspection or otherwise may be remedied by the remedies set forth in Section 14 of this Agreement.

       8. Limitation of Liability; Indemnity.  (a)   IN NO EVENT SHALL SODEXHO
BE LIABLE FOR ANY MATTER WHATSOEVER RELATING TO THE USE BY SMS OF THE TRADENAME EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS SECTION 8.

     (b) SMS shall indemnify, defend and hold harmless Sodexho and its employees, representatives, directors, officers and agents from and against any and all costs, judgments, liabilities and expenses, including interest, penalties, attorneys' and third party fees, and all other amounts paid in the investigation, litigation, defense and/or settlement (collectively, "Expenses") resulting from any actual or potential claim, demand, dispute, notice, lawsuit, administrative proceeding or other action (collectively, "Dispute") that relates in any way to the exercise of the rights granted in this Agreement to SMS or any other usage by SMS of the Tradename.

     (c) Sodexho shall indemnify, defend and hold harmless SMS and its employees, representatives, directors, officers and agents from and against any and all Expenses resulting from any Dispute that relates to a third party claim that the Tradename infringes any other trademark, tradename or service mark.

     (d) The parties agree that Disputes arising hereunder shall be governed by the procedures set forth in Section 4.4 and 4.5 of the Distribution Agreement.

     (e) SMS shall maintain a third party liability insurance policy during the term of this Agreement and for two years after its termination, in amounts and coverages and with deductibles customary for businesses of SMS's nature and size, to which policy Sodexho shall be named as an additional insured to the full extent of the insurance carried by SMS.

       9. Infringement Proceedings. Sodexho shall take those steps it deems necessary, in its reasonable judgment, to protect its rights and interests in the Tradename. Promptly upon receiving notice or knowledge thereof, SMS shall provide Sodexho with written notice of any unauthorized use or potentially infringing use by third parties of the Tradename or any confusingly similar trademarks, service marks, trade names, terms or designs. Sodexho shall have the right, in its sole discretion and at its sole cost and expense, to commence infringement, unfair competition or other actions regarding any such use by third parties of the Tradename or confusingly similar marks. SMS, at Sodexho's expense, shall cooperate with and assist Sodexho in its investigation and prosecution of any of the foregoing.

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       10. Assignment and Sublicense. Except as set forth in Section 3, SMS may not assign its rights under this Agreement or sublicense its rights to use the Tradename licensed to it pursuant to Section 2 of this Agreement, in whole or in part, to any third party. Any purported assignment or sublicense by SMS not in compliance with the terms of this Agreement shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. No third party beneficiaries are intended by execution and delivery of this Agreement.

       11. Term. The License to use the Tradename will extend from the Distribution Date until the tenth anniversary of the Distribution Date, unless earlier terminated as provided in Section 12.

       12. Termination of License. (a) Sodexho may terminate this Agreement prior to the expiration of the term as follows:

                  (i) upon (A) filing of a voluntary bankruptcy petition by SMS; (B) filing of an involuntary bankruptcy petition against SMS which is not vacated, stayed or dismissed within ninety (90) days after filing thereof and results in the entry of an order for relief;
          (C) assignment for the benefit of creditors made by SMS; or (D) appointment of a receiver for SMS;

                  (ii) if SMS attempts to transfer or license any rights to the Tradename in violation of this Agreement; or

                  (iii) if SMS breaches any term of this Agreement and such breach is not cured within thirty (30) days following provision of written notice of such breach by Sodexho to SMS.

SMS hereby agrees to notify Sodexho in writing immediately upon the occurrence of any such event.

     (b) If Sodexho ceases to own 10% or more of the outstanding common stock of SMS, SMS may terminate this Agreement upon 180 days' prior written notice to Sodexho.

       13. Effect of Termination. For a period of 180 days after the earlier of the termination of this Agreement or the giving of notice of termination under
Section 12(b) (but in any event not beyond the expiration of the term set forth in Section 11), SMS shall be entitled to continue to use the Tradename in accordance with the terms of this Agreement, but only for the purpose of effecting an orderly transition to the use of new marks or names. No use whatsoever is permitted after the expiration of the term set forth in Section
11. Upon the expiration of the earlier of the term set forth in Section 11 or of such 180 day period, as applicable, SMS shall:

     (a) immediately discontinue use of the Tradename, and not use any confusingly similar names, marks, terms or designs; take all steps necessary to remove the Tradename from its corporate name; and eliminate all uses of the Tradename, including destroying all unused

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materials bearing the Tradename such as stationery and forms, and changing all signage that bears the Tradename;

     (b) if Sodexho requires, cooperate with Sodexho to apply to the appropriate authorities to cancel from all governmental records the recording of this Agreement;

     (c) permit Sodexho to inspect any of SMS's premises to ensure compliance with this Section 13; and

     (d) upon request, provide Sodexho with evidence that SMS has changed its corporate name and any d/b/a names to eliminate all uses of the Tradename and otherwise complied with this Section 13.

Notwithstanding any termination of this Agreement and/or the License, the provisions of Sections 5, 6(b), 8 and 13 of this Agreement shall remain in full force and effect in perpetuity.

     14.  Remedies. (a)   SMS and Sodexho acknowledge and agree that money
damages would be inadequate relief for any breach or threatened breach by the other of its obligations hereunder, and that upon such breach, the non-breaching party shall be entitled to injunctive or other equitable relief for any breach or threatened breach thereof.

     (b) SMS acknowledges that the failure by SMS to cease use of the Tradename after termination of the License, the use by SMS of the Tradename in any way that disparages such Tradename, or the attempt by SMS to assign its rights in violation of this Agreement will result in immediate and irreparable damage to Sodexho. SMS acknowledges and admits that there is no adequate remedy at law for such breaches of this Agreement, and SMS agrees that in the event of such breaches (individually or collectively), Sodexho shall be entitled to equitable relief by way of a preliminary injunction and such other relief as any court with jurisdiction may deem just and proper.

      15. Severability. The invalidity or partial invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions.

      16. Choice of Law. This Agreement shall be construed under and enforced in accordance with the internal laws of the State of New York without giving effect to conflict of law principles.

      17. Attorneys' Fees. If any party commences an action against another party with respect to this Agreement, the prevailing party in such action shall be entitled to an award of reasonable costs and expenses of litigation, including reasonable attorneys' fees, to be paid by the non-prevailing party.

      18. Entire Agreement; Termination of Prior Agreement.

      (a) This Agreement (together with the other Transaction Documents) constitutes the entire agreement and understanding among the parties with respect to its subject matter and is

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intended as a complete and exclusive statement of the terms of their agreement.
To the extent that this Agreement conflicts with any prior or contemporaneous agreement or understanding related to the subject matter hereof, the terms of this Agreement shall control.

     (b) Sodexho agrees that, effective as of the date hereof, the Royalty Agreement dated as of September 1, 1994 between Sodexho and Sodexho USA, Inc. shall terminate pursuant to the Termination attached as Appendix B hereto.

     19. Amendments. This Agreement may not be amended, supplemented or modified in any respect except by written agreement between the parties, duly signed by their respective authorized representatives. In addition, any material amendment, supplement or modification to this Agreement shall require the approval of the Independent Directors.

     20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute but one and the same instrument.

     21. Consent to Jurisdiction. Each of the parties hereto hereby consents to the exclusive jurisdiction of a federal court of the United States of America sitting in the City of New York, Borough of Manhattan, or, if subject matter jurisdiction is unavailable, a New York state court sitting in the City of New York, Borough of Manhattan (each a "New York Court"), over any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue in any such New York Court or that any such proceeding which is brought in accordance with this Section has been brought in an inconvenient forum. Subject to applicable law, process in any such proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such New York Court. Without limiting the foregoing and subject to applicable law, each party agrees that service of process on such party as provided in Section 23 shall be deemed effective service of process on such party. Nothing herein shall affect the right of any party to serve legal process in any other manner permitted by law or at equity or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction. Each party hereby agrees to waive its respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement.

     22. Waiver. SMS may specifically waive any breach of this Agreement by Sodexho and Sodexho may waive any breach of this Agreement by SMS; provided, however, that no such waiver shall be deemed effective unless in writing, signed by the waiving party, and specifically designating the breach waived. No waiver shall constitute a continuing waiver of similar or other breaches.

     23. Notices. All notices and other communications hereunder shall be in writing and shall be delivered by hand, by facsimile, delivered by nationally recognized overnight courier, or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

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          To SMS:

               Sodexho Marriott Services, Inc.
               10400 Fernwood Road
               Bethesda, Maryland 20817
               Telecopier: (301) 380-8150
               Attention: Chief Financial Officer

          with a copy to:

               Sodexho Marriott Services, Inc.
               10400 Fernwood Road
               Bethesda, Maryland 20817
               Telecopier: (301) 380-6727
               Attention: General Counsel

          To Sodexho:

               Sodexho Alliance, S.A.
               3, avenue Newton
               78180 Montigny-Le-Bretonneux
               France
               Telecopier: 011-331-3085-5005
               Attention: Bernard Carton

          with a copy to:

               Davis Polk & Wardwell
               450 Lexington Avenue
               New York, New York 10017
               Telecopier: 212-450-4800
               Attention: Paul R. Kingsley

       24. Relationship to Parties. It is understood and agreed that nothing in this Agreement shall be deemed or construed by the parties or any third party as creating an employer-employee principal/agent, partnership or joint venture relationship between the parties.

       25. Headings. The descriptive headings of the several sections of this Agreement are for convenience only and do not constitute a part of the Agreement or affect its meaning or interpretation.

       26. Voluntary Execution. This Agreement is executed voluntarily and without any duress or undue influence on the parties or their officers, employees, agents, or attorneys, and no

                                       10
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party is relying on any inducement, promises or representations made by any other party or any of its officers, employees, agents or attorneys other than as set forth herein. The parties hereto acknowledge that they have been represented in the negotiations for and in the preparation of this Agreement by counsel, that they have had this Agreement fully explained to them by such counsel, and that they are aware of the contents of this Agreement and of its legal effect.

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     IN WITNESS WHEREOF, a duly authorized representative of each party has executed this Agreement as of the date first written above.

                              SODEXHO ALLIANCE, S.A.


                              By: /s/ Bernard Carton
                                 ------------------------------
                                      Name: Bernard Carton
                                      Title: Senior Vice President and
                                               Chief Financial Officer


                              MARRIOTT INTERNATIONAL, INC.
                              (to be renamed "Sodexho Marriott Services,
                              Inc.")


                              By: /s/ Lawrence E. Hyatt
                                 ------------------------------
                                      Name: Lawrence E. Hyatt
                                      Title:  Vice President



The Appendices to this Royalty Agreement are not included in this Form 10-K/A. The Registrant will provide a copy of such Appendices upon the request of the Securities and Exchange Commission.

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